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                                                                   EXHIBIT 10.14

                            FIRST AMENDING AGREEMENT

This first amending agreement (the "First Amending Agreement") is dated as of the 1st day of October, 2003, between NEGOTIART in. "In Trust" (the "Purchaser") and GSI LUMONICS INC. (the "Vendor").

WHEREAS the Vendor and the Purchaser entered into an agreement of purchase and sale dated as of the 20th day of June, 2003 (the "Original Agreement ") in respect of the Property described therein and known as 105 Schneider Road, Ottawa (formerly Kanata), Ontario.

AND WHEREAS the Original Agreement terminated as provided for therein upon expiry of the Condition Date, being August 22, 2003, as provided for in the Original Agreement.

AND WHEREAS the Purchaser and the Vendor wish to reinstate all of the terms of the original agreement, subject only to specific amendments thereto as provided for in this First Amending Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are acknowledged, the Purchaser and Vendor agree as follows:

1. The Original Agreement is hereby revived in accordance with all of its terms and conditions, and the parties hereto acknowledge and agree that they are bound to all of the provisions of the Original Agreement, subject only to such amendments thereto as are specifically provided for herein. Any defined terms not defined herein shall be interpreted in accordance with the corresponding definitions of such terms in the Original Agreement.

2. Section 1 of the Original Agreement shall be deleted and replaced with the following:

         1. PURCHASE, PURCHASE PRICE AND CLOSING DATE. The Purchaser agrees to purchase and the Vendor agrees to sell the Property on the terms and conditions set out in this Agreement and for the purchase price (the "Purchase Price") of THREE MILLION CANADIAN DOLLARS (CDN $3,000,000.00) payable as follows:

         (a) TWENTY-FIVE THOUSAND CANADIAN DOLLARS (CDN $25,000.00) which was previously paid by the Purchaser on or about June 24, 2003 to the Vendor's agent, namely Colliers Macaulay Nicolls (Ontario) Inc. "In Trust" to be held as a deposit (the "Deposit");

         (b) SEVENTY-FIVE THOUSAND CANADIAN DOLLARS (CDN $75,000.00) by cheque to be delivered by the Purchaser no later than October 2, 2003 paid to the Vendor's agent, namely Colliers Macaulay

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                  Nicolls (Ontario) Inc. "In Trust" to be held as a deposit
                  (upon such payment being included within the meaning of the term the "Deposit" for all purposes hereof);

         (c) an amount of TWO HUNDRED THOUSAND CANADIAN DOLLARS (CDN $200,000), plus applicable adjustments to be apportioned to the Purchaser from and including October 1, 2003, payable to the Vendor as it may direct by cash or certified cheque on the completion of this Agreement; and

         (d) The balance of the Purchase Price shall be payable to the Vendor in accordance with the mortgage terms contained in section 2 of this Agreement.

         This transaction will be completed on or before the 1st day of December, 2003 (the "Closing Date").

3. Section 2 of the Original Agreement shall be deleted and replaced with the following:

         2. MORTGAGE TERMS. Vendor agrees to provide to Purchaser, and Purchaser accepts, a mortgage in the amount of the balance due on closing as calculated pursuant to section 1 (as amended). The mortgage shall otherwise be prepared substantially in accordance with the terms and conditions set forth in the mortgage provisions attached as Schedule "B" hereto ("Mortgage") and the terms and conditions in this section 2. The Mortgage shall be for a term commencing on the Closing Date and ending on the 30th day of November 2006. The full amount of the Mortgage shall become due and payable upon the expiration of the said term which shall be November 30th, 2006. No principal payment of any kind is due from Purchaser on the Mortgage prior to November 30, 2006. The interest rate for the Mortgage shall be 0% if paid on or before November 30th, 2006 and the Purchaser shall have the right to prepay the Mortgage without bonus or penalty anytime up to and including November 30, 2006. If Purchaser makes any such pre-payment then Vendor agrees to give Purchaser a discount rate on the pre-paid amount from the date that such pre-payment is made, through November 30, 2006, the maturity date of the Mortgage, at 2.5% annually.

         If payment of the Mortgage is made (i) on or after November 30, 2006 through December 31, 2006 or (ii) during the cure period as contained in Schedule B if Purchaser does not make the payment on November 30, 2006, interest would accrue at the rate of 6% per annum on the unpaid balance.

         Pursuant to the Mortgage the Purchaser shall be required, (1) by a date not later than six months following the Closing Date, to deposit the sum of TWO HUNDRED FIFTY THOUSAND CANADIAN DOLLARS (CDN $250,000) and
         (2) by a date not later than twelve months following the Closing Date, to deposit and additional sum of TWO HUNDRED FIFTY THOUSAND CANADIAN DOLLARS (CDN $250,000) (the "Trust Fund") with the Vendor's solicitors, in trust, (the "Trustee") to be held in an interest bearing account pursuant to an

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         escrow agreement to be prepared in a form acceptable to the Vendor's solicitors and the Purchaser's solicitors (both acting reasonably), and otherwise providing as follows. The Purchaser may decrease the amount that it deposits into the Trust by the amount of any Authorized Expenditures (as defined below, in this paragraph). The Mortgage shall provided that the Trust Fund may be paid to the Purchaser by the Trustee from time to time, in whole or in part, to pay for improvements to the Property similar in kind or nature to the improvements described in a certain "Suggested Base Building Renovation Costs", as prepared by architect Richard Chmiel and dated August 19, 2003 ("Authorized Expenditures"). The term Authorized Expenditures shall not include, and the Purchaser shall not be entitled to payment from the Trust Fund to pay for ongoing maintenance or operating costs for the Property. The Trustee shall be permitted and required to pay Trust Fund money to the Purchaser in accordance with the foregoing only if the Vendor has certified in writing to the Trustee that the Purchaser is not in default of any of its obligations under the Mortgage at the time of any such disbursement of Trust Fund money. In the event that the Purchaser does default under the Mortgage, the Vendor shall be entitled to the entire outstanding balance of the Trust Fund which balance shall be applied by the Vendor as a payment received from the Purchaser on account of amounts owing by the Purchaser to the Vendor pursuant to the Mortgage.

         Pursuant to the Mortgage, the Vendor shall be entitled to receive quarterly updates on the progress of work undertaken pursuant to the above-referenced improvements.

         Vendor as mortgagee will grant a partial release on the lands, which does not include the main building on the property, upon the earlier of CDN$500,000 deposited in escrow or the expensiture on the building in improvements not less than CDN$500,000.

         Pursuant to the Mortgage, any and all leases which the Purchaser proposes to enter into from time to time with respect to the Property shall be subject to the Vendor's prior written approval, as mortgagee, acting reasonably.

4.       Section 3 of the Original Agreement shall be deleted.

5. Section 4(a) of the Original Agreement shall be amended by the deletion of subsections subsection 4(a)(i) entitled "Due Diligence" and by the deletion of subsection 4(a)(iii) entitled "Purchaser's Board Approval" and replaced with the following:

         iii. Purchaser's Board Approval: This Agreement (as amended) is conditional upon the Purchaser obtaining final approval from the Board of Directors of NegotiArt Inc. Unless the Purchase gives notice in writing delivered to the Vendor not later than 5:00 P.M. Ottawa Time on the 3rd day of October, 2003 that this condition is fulfilled, this Agreement shall be null and void and the deposit

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         shall be returned to the Purchaser in full together with any interest and without deduction.

6. Section 9 of the Original Agreement shall be deleted and replaced with the following:

         9.       ADJUSTMENTS.

         a. Utilities. The amount due on any gas, electric, water, sewer, or other utility bill relating to the Property shall be paid by Vendor up to and including the Closing Date, provided that on completion of this Agreement (as amended) such amounts shall be apportioned to the Purchaser from and including the 1st day of October, 2003 as adjustments to the Purchase Price and payable by the Purchaser. Any utility deposits made by Vendor shall be and remain the property of Vendor. Vendor shall terminate all such utilities in its name as of the Closing Date and shall have no further obligation to pay any such utilities. Purchaser shall be responsible for notifying all utilities and commencing their own service as of the Closing Date, in their name. Purchaser shall be responsible for paying all utilities commencing on the Closing Date.

         b. Realty Taxes. All real estate taxes in respect to any calendar year prior to the year in which the Closing Date occurs, including penalties, interest and deferred payments, shall be paid by Vendor on or before the Closing Date. Purchaser shall have the same obligation for the period of time subsequent to the calendar year in which the Closing Date occurs. On completion of this Agreement (as amended) all real estate taxes attributable to the Property due and payable in the calendar year in which the Closing Date occurs shall be prorated as of the 1st day of October 2003 and apportioned to the Purchaser as adjustments to the Purchase Price and payable by the Purchaser (the day itself to be apportioned to the Purchaser). If the Closing Date shall occur before the actual real estate taxes for the year of the Closing Date (i.e., taxes due and payable in 2003) are known, the apportionment of real estate taxes shall be upon the basis of the real estate taxes for the immediately preceding year, provided that if the taxes for the current year are thereafter determined to be more or less than the real estate taxes for the preceding year (after any appeal in assessed valuation thereof is concluded) Vendor and Purchaser promptly shall adjust the proration of such real estate taxes and Vendor or Purchaser, as the case may be, shall pay to the other any amount required as a result of such an adjustment. If there is any refund of property taxes payable in respect of 2003 or previous taxation years pursuant to an appeal of the property as previously assessed and/or classified by the City of Ottawa, the Ontario Property Assessment Corporation, or any other agency or body with applicable jurisdiction, then such refund shall prorated between Vendor and Purchaser based on the adjustment date of October 1, 2003 as provided for above.

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         c.       Insurance. Any insurance maintained by the Vendor will not be transferred as of the Closing Date but will remain the responsibility of the Vendor until the Closing Date. All risk of loss or damage with respect to the Property shall pass from Vendor to Purchaser on the Closing Date.

7. Section 12 of the Original Agreement shall be deleted and replaced with the following:

         12. CLOSING DELIVERIES OF THE PURCHASER. The Purchaser will on the Closing Date deliver to the Vendor the balance due on closing by a certified cheque or bank draft payable to the Vendor, or as the Vendor may in writing direct; an undertaking to readjust; the GST certificate referred to in Section 10, an executed mortgage in accordance with section 2, Mortgage Terms, hereof in substantially the form of Schedule "B" attached hereto, and such other documentation as may be reasonably necessary and appropriate to complete the transaction contemplated in this Agreement

8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

NEGOTIART INC. "IN TRUST"

By: \s\ Tony Isaac
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Name: Tony Isaac
Title: President

GSI LUMONICS INC.

By: \s\ Thomas R. Swain
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Name: Thomas R. Swain
Title: Vice President & CFO